Exhibit 4.6

EMERALD HEALTH THERAPEUTICS, INC.

Annual General Meeting

to be held on May 31, 2018

Notice of Annual General Meeting

and

Information Circular

May 2, 2018

Mailed: May 9, 2018

EMERALD HEALTH THERAPEUTICS, INC.

4420 West Saanich Road, PO Box 24076

Victoria, British Columbia

V8Z 6N6

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual general meeting (the “Meeting”) of the shareholders of Emerald Health Therapeutics, Inc. (the “Company”) will be held at Suite 2600, Oceanic Plaza, 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1 on Thursday, May 31, 2018 at 1:00 p.m. (Vancouver, British Columbia time).

At the Meeting, the shareholders will receive the financial statements for the year ended December 31, 2017, together with the auditor’s report thereon, and will consider resolutions to:

1.	elect directors for the ensuing year;

2.	appoint Deloitte LLP, Chartered Accountants, as auditor of the Company for the ensuing year and authorize the directors to determine the remuneration to be paid to the auditor;

3.	approve the Company’s amended and restated omnibus incentive plan, approved by the Company’s board of directors on September 18, 2017; and

4.	transact such other business as may properly be put before the Meeting.

All shareholders of record at the close of business on Wednesday, April 25, 2018 are entitled to attend and vote at the Meeting in person or by proxy. The Board of Directors of the Company (the “Board”) requests that all shareholders who will not be attending the Meeting in person read, date and sign the accompanying form of proxy and deliver it to Computershare Investor Services Inc. (“Computershare”). If a shareholder does not deliver a proxy to Computershare, Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, on or before 1:00 p.m. (Vancouver, British Columbia time) on Tuesday, May 29, 2018 (or prior to 48 hours, excluding Saturdays, Sundays and holidays, before any adjournment of the meeting at which the proxy is to be used) then the shareholder will not be entitled to vote at the Meeting by proxy.

An information circular and a form of proxy accompany this notice.

DATED at Vancouver, British Columbia, the 2nd day of May, 2018.

ON BEHALF OF THE BOARD

“Dr. Avtar Dhillon”

Dr. Avtar Dhillon
Executive Chairman

EMERALD HEALTH THERAPEUTICS, INC.

4420 West Saanich Road, PO Box 24076

Victoria, British Columbia

V8Z 6N6

INFORMATION CIRCULAR

(as at May 2, 2018 except as otherwise indicated)

SOLICITATION OF PROXIES

This information circular (the “Circular”) is provided in connection with the solicitation of proxies by management (“Management”) of Emerald Health Therapeutics, Inc. (the “Company”). The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual general meeting of the shareholders of the Company to be held on Thursday, May 31, 2018 (the “Meeting”), at the time and place set out in the accompanying notice of Meeting (the “Notice of Meeting”). The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone. Only shareholders of record at the close of business on April 25, 2018 will be entitled to vote at the Meeting.

APPOINTMENT AND REVOCATION OF PROXY

The persons named in the Proxy are directors and/or officers of the Company. A registered shareholder who wishes to appoint some other person to serve as their representative at the Meeting may do so by striking out the printed names and inserting the desired person’s name in the blank space provided. The completed Proxy should be delivered to Computershare Investor Services Inc. (“Computershare”), 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, by 1:00 p.m. (local time in Vancouver, British Columbia) on Tuesday, May 29, 2017, or prior to 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting at which the Proxy is to be used.

The Proxy may be revoked by:

(a)	signing a proxy with a later date and delivering it at the time and place noted above;

(b)	signing and dating a written notice of revocation and delivering it to Computershare, or by transmitting a revocation by telephonic or electronic means, to Computershare, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of it, at which the Proxy is to be used, or delivering a written notice of revocation and delivering it to the Chair of the Meeting on the day of the Meeting or adjournment of it; or

(c)	attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Provisions Relating to Voting of Proxies

The shares represented by Proxy in the form provided to shareholders will be voted or withheld from voting by the designated holder in accordance with the direction of the registered shareholder appointing him. If there is no direction by the registered shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditors as set out in this Circular. The Proxy gives the person named in it the discretion to vote as such person sees fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, Management knows of no other matters which may come before the Meeting other than those referred to in the Notice of Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many shareholders, as a substantial number of shareholders do not hold common shares of the Company (the “Common Shares”) in their own name. Shareholders who hold their Common Shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders who appear on the records maintained by the Company’s registrar and transfer agent as registered holders of Common Shares will be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then those Common Shares will, in all likelihood, not be registered in the shareholder’s name. Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of such Common Shares are registered under the name of Cede & Co., the registration name for The Depository Trust Company, which acts as nominee for many United States brokerage firms. Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted or withheld at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. The form of instrument of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the instrument of proxy provided directly to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”) in Canada. Broadridge typically prepares a machine-readable voting instruction form (“VIF”), mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder who receives a Broadridge VIF cannot use that form to vote Common Shares directly at the Meeting. The VIFs must be returned to Broadridge (or instructions respecting the voting of Common Shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the Common Shares voted. If you have any questions respecting the voting of Common Shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

The Notice of Meeting, Circular, Proxy and VIF, as applicable, are being provided to both registered shareholders and Beneficial Shareholders. Beneficial Shareholders fall into two categories - those who object to their identity being known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities which they own (“NOBOs”). Subject to the provisions of National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy-related materials directly (not via Broadridge) to such NOBOs. If you are a Beneficial Shareholder and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the Common Shares on your behalf.

Pursuant to the provisions of NI 54-101, the Company is providing the Notice of Meeting, Circular and Proxy or VIF, as applicable, to both registered owners of the securities and non-registered owners of the securities. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding Common Shares on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the VIF. As a result, if you are a non-registered owner of the securities, you can expect to receive a scannable VIF from Computershare. Please complete and return the VIF to Computershare in the envelope provided or by facsimile. In addition, telephone voting and internet voting instructions can be found on the VIF. Computershare will tabulate the results of the VIFs received from the Company’s NOBOs and will provide appropriate instructions at the Meeting with respect to the Common Shares represented by the VIFs they receive.

The Company’s OBOs can expect to be contacted by Broadridge or their brokers or their broker’s agents as set out above. The Company does not intend to pay for intermediaries to deliver the Notice of Meeting, Circular and VIF to OBOs and accordingly, if the OBO’s intermediary does not assume the costs of delivery of those documents in the event that the OBO wishes to receive them, the OBO may not receive the documentation.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his broker, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the Common Shares in that capacity. NI 54-101 allows a Beneficial Shareholder who is a NOBO to submit to the Company or an applicable intermediary any document in writing that requests that the NOBO or a nominee of the NOBO be appointed as the NOBO’s proxyholder. If such a request is received, the Company or an intermediary, as applicable, must arrange, without expenses to the NOBO, to appoint such NOBO or its nominee as a proxyholder and to deposit that proxy within the time specified in this Circular, provided that the Company or the intermediary receives such written instructions from the NOBO at least one business day prior to the time by which proxies are to be submitted at the Meeting, with the result that such a written request must be received by 1:00 p.m. (Vancouver, British Columbia time) on the day which is at least three business days prior to the Meeting. A Beneficial Shareholder who wishes to attend the Meeting and to vote their Common Shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the VIF or such other document in writing that requests that the NOBO or a nominee of the NOBO be appointed as proxyholder and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to shareholders in the Notice of Meeting, Circular and the accompanying Proxy are to registered shareholders of the Company as at April 25, 2018 as set forth on the list of registered shareholders of the Company as maintained by the registrar and transfer agent of the Company, Computershare, unless specifically stated otherwise.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended December 31, 2017, together with the auditor’s report on those statements and the related management discussion and analysis, will be presented to the shareholders at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date of the accompanying Notice of Meeting, the Company’s authorized share capital consists of an unlimited number of Common Shares of which 131,397,506 Common Shares are issued and outstanding and an unlimited number of preferred shares, issuable in series, none of which are issued or outstanding. All Common Shares carry the right to one vote.

Shareholders registered as at April 25, 2018, are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their Proxies at the place and within the time set forth in the notes to the Proxy.

To the knowledge of Management, the only person or company that beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of the Company as at April 25, 2018 is:

Shareholder Name	Number of Common Shares	Percent of Class

Emerald Health Sciences Inc.	45,234,242	37.23%

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed. Management proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, Proxies given pursuant to the solicitation by Management will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director. The number of directors of the Company was set at four at the Company’s last annual general meeting. Shareholders will be asked at the Meeting to pass an ordinary resolution to set the number of directors for the ensuing year at five.

Pursuant to Article 11.6 of the Company’s Articles, any additional director nominations for an annual general meeting must be received by the Company, not less than 30, nor more than 65 days prior to the date of the meeting. As no nominations were received by May 1, 2018 being the date which is 30 days prior to the Meeting, management’s nominees for election as directors set forth below will be the only nominees eligible to stand for election at the Meeting.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, if any, their occupations, the length of time they have served as directors of the Company, and the number of shares of the Company which each beneficially owns, directly or indirectly, or over which control or direction is exercised, as of the date of this Circular.

Name, province or state and country of residence and position, if any, held in the Company	Principal occupation during the past five years	Served as director of the Company since	Number of Common Shares of the Company beneficially owned, directly or indirectly, or controlled or directed at present

Dr. Avtar Dhillon (1)(2) Long Beach, California Executive Chairman and Director	Chairman, Inovio Pharmaceuticals, Inc., whose principal business is development of DNA vaccines.	April 23, 2015	Nil

Jim Heppell (2),(4), (5) North Vancouver, BC Director	Past President & Director, BC Advantage Funds, whose principal business is investing in, and building, life science and technology companies in British Columbia.	April 23, 2015	Nil

Punit Dhillon (2),(3),(4), (6) San Diego, California Director	Former CEO, OncoSec Medical, Inc., whose principal business is development of biopharmaceuticals.	April 23, 2015	Nil

Bob Rai (1),(3), (4), (7) Surrey, BC Director	Owner of several Medicine Shoppe pharmacies in Greater Vancouver, British Columbia.	August 8, 2017	Nil

Chris Wagner(8) Vancouver, BC Chief Executive Officer and Director	CEO, Emerald Health Therapeutics; Former CEO, Contextual Genomics Inc. whose principal business is development of molecular diagnostics.	October 2, 2017	Nil

Notes:

(1)	Member of the Audit Committee.
(2)	Also a director of Emerald Health Sciences Inc., which is a control person of the Company, holding approximately 34% of the issued and outstanding Common Shares on an undiluted basis as of the date of this Circular.
(3)	Member of the Governance and Nomination Committee of the Board (the “Governance and Nominating Committee”).

(4)	Member of the Compensation Committee of the Board (the “Compensation Committee”).
(5)	Chairman of the Compensation Committee.
(6)	Chairman of the Audit Committee.
(7)	Chairman of the Governance and Nominating Committee.
(8)	Chris Wagner was appointed as an additional director and chief executive officer of the Company on October 2, 2017.

No proposed director is being elected under any arrangement or understanding between the proposed director and any other person or company.

Corporate Cease Trade Orders or Bankruptcies

No director or proposed director of the Company is, or within the ten years prior to the date of this Circular has been, a director or executive officer of any company, including the Company, that while that person was acting in that capacity:

(a)	was the subject of a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(b)	was subject to an event that resulted, after the director ceased to be a director or executive officer of the company being the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Individual Bankruptcies

No director or proposed director of the Company has, within the ten years prior to the date of this Circular, become bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

None of the proposed directors have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority, have entered into a settlement agreement with a securities regulatory authority or have been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable security holder deciding about whether to vote for the proposed director.

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

Named Executive Officers

For the purpose of this Information Circular:

“CEO” of the Company means each individual who acted as chief executive officer of the Company or acted in a similar capacity for any part of the most recently completed financial year;

“CFO” of the Company means each individual who acted as chief financial officer of the Company or acted in a similar capacity for any part of the most recently completed financial year; and

“Named Executive Officer” or “NEO” means: (a) each CEO, (b) each CFO, (c) the most highly compensated executive officer, or the most highly compensated individual acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was more than $150,000; and (d) each individual who would be a NEO under (c) above but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of that financial year.

Director and Named Executive Officer Compensation, Excluding Compensation Securities

The following table sets forth the compensation (excluding compensation securities) paid or awarded to the Company’s Named Executive Officers and directors for the financial years ended December 31, 2017 and December 31, 2016.

Compensation Excluding Compensation Securities
		Salary, consulting fee, retainer or		Committee or meeting	Value of	Value of all other	Total
Name and principal		commission	Bonus	fees(9)	perquisites	compensation	compensation
position	Year	($)	($)	($)	($)	($)	($)
Dr. Avtar Dhillon(1),(9)	2017	45,000	Nil	Nil	Nil	Nil	45,000
Director and	2016	Nil	Nil	Nil	Nil	Nil	Nil
Executive Chairman

Chris Wagner(2),(9)	2017	62,500	Nil	Nil	450	Nil	62,950
Director and CEO	2016	Nil	Nil	Nil	Nil	Nil	Nil

Rob Hill(3)	2017	25,000	Nil	Nil	Nil	Nil	25,000
CFO	2016	Nil	Nil	Nil	Nil	Nil	Nil

Dr. Bin Huang(4)	2017	211,667	Nil	Nil	1,800	Nil	213,467
Former President,	2016	150,000	37,500	Nil	Nil	Nil	187,500
CEO and COO
COO of EHTC

Jim Heppell(5),(9),(10)	2017	30,000	Nil	3,000	Nil	Nil	33,000
Director	2016	Nil	Nil	Nil	Nil	Nil	Nil

Punit Dhillon(6),(9),(11)	2017	30,000	Nil	7,000	Nil	Nil	37,000
Director	2016	Nil	Nil	Nil	Nil	Nil	Nil

Bob Rai(7),(9)	2017	30,000	Nil	Nil	Nil	Nil	30,000
Director	2016	Nil	Nil	Nil	Nil	Nil	Nil

Sandra Pratt(8)	2017	150,769	Nil	Nil	1,650	Nil	152,419
Former CFO and Corporate Secretary	2016	140,000	30,000	Nil	Nil	Nil	170,000

Notes:

(1)	Dr. Avtar Dhillon was appointed as a director of the Company on April 23, 2015 and Executive Chairman of the Board on April 23, 2015.
(2)	Mr. Chris Wagner was appointed as a director and CEO of the Company on October 2, 2017.
(3)	Mr. Rob Hill was appointed as CFO of the Company on November 15, 2017.
(4)	Dr. Bin Huang resigned as President, CEO and COO of the Company on September 27, 2017 but remains COO of Emerald Health Therapeutics Canada Inc., a wholly owned subsidiary of the Company (“EHTC”).
(5)	Mr. Jim Heppell was initially appointed as a director on April 23, 2015.
(6)	Mr. Punit Dhillon was initially appointed as a director on April 23, 2015.
(7)	Mr. Bob Rai was initially appointed as a director on August 8, 2016.
(8)	Ms. Sandra Pratt resigned as CFO and Corporate Secretary of the Company on November 15, 2017.
(9)	Each of the directors, who are not also executive officers of the Company, is paid a fee of $30,000 per annum for serving as a director of the Company. Dr. Avtar Dhillon is paid a fee of $45,000 per annum for service as Executive Chairman of the Board. Mr. Chris Wagner does not receive a fee in addition to his compensation as CEO for his role as a director.
(10)	Mr. Jim Heppell is paid a fee of $3,000 per annum for serving as Chairman of the Compensation Committee.
(11)	Mr. Punit Dhillon is paid a fee of $7,000 per annum for serving as Chairman of the Audit Committee.

Stock Options and Other Compensation Securities

The following table sets forth all compensation securities granted or issued to each of the Company’s directors and Named Executive Officers by the Company or one of its subsidiaries in the most recently completed financial year for services provided or to be provided, directly or indirectly, to the Company or any of its subsidiaries:

Compensation Securities
Name and principal position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class(9),(10)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date (options) / Settlement date (restricted share units)
Dr. Avtar Dhillon(1) Director and Executive Chairman	Stock options	750,000 options, exercisable for 750,000 underlying Common Shares	December 22, 2017	$4.25	$5.00	$5.21	December 22, 2022

	Restricted share units	250,000 units, to be settled for 250,000 underlying Common Shares	December 22, 2017	$0.00	$5.00	$5.21	January 15, 2019

Chris Wagner(2) Director and CEO	Stock options	500,000 options, exercisable for 500,000 underlying Common Shares	October 2, 2017	$1.29	$1.35	$5.21	October 2, 2022

	Stock options	500,000 options, exercisable for 500,000 underlying Common Shares	December 21, 2017	$4.25	$4.25	$5.21	December 21, 2022

Compensation Securities
Name and principal position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class(9),(10)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date (options) / Settlement date (restricted share units)
Rob Hill(3) CFO	Stock options	250,000 options, exercisable for 250,000 underlying Common Shares	November 15, 2017	$2.33	$2.45	$5.21	November 15, 2022

	Stock options	250,000 options, exercisable for 250,000 underlying Common Shares	December 21, 2017	$4.25	$4.25	$5.21	December 21, 2022

Dr. Bin Huang(4) Former President, CEO and COO Current COO of EHTC	Stock options	50,000 options, exercisable for 50,000 underlying Common Shares	December 22, 2017	$4.25	$5.00	$5.21	December 22, 2022

Jim Heppell(5) Director	Stock options	100,000 options, exercisable for 100,000 underlying Common Shares	December 22, 2017	$4.25	$5.00	$5.21	December 22, 2022

	Restricted share units	100,000 units, to be settled for 100,000 underlying Common Shares	December 22, 2017	$0.00	$5.00	$5.21	January 15, 2019

Punit Dhillon(6) Director	Restricted share units	200,000 units, to be settled for 200,000 underlying Common Shares	December 15, 2017	$0.00	$4.92	$5.21	December 15, 2020

Bob Rai(7) Director	Stock options	75,000 options, exercisable for 75,000 underlying Common Shares	December 22, 2017	$4.25	$5.00	$5.21	December 22, 2022

Sandra Pratt(8) Former CFO and Corporate Secretary	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	As of the last day of the most recently completed financial year end, Dr. Dhillon held 2,250,000 options, each exercisable for one Common Share and 250,000 restricted share units (“RSUs”) each to be settled on vest date for one Common Share. 1,000,000 options, 500,000 options and 187,500 options vested immediately on April 25, 2015, September 28, 2016 and December 22, 2017 respectively.
(2)	As of the last day of the most recently completed financial year end, Mr. Wagner held 1,000,000 options, each exercisable for one Common Share. 125,000 options and another 125,000 options vested immediately on October 31, 2017 and December 21, 2017 respectively.
(3)	As of the last day of the most recently completed financial year end, Mr. Hill held 500,000 options, each exercisable for one Common Share. 62,500 options and another 62,500 options vested immediately on November 15, 2017 and December 21, 2017 respectively.
(4)	As of the last day of the most recently completed financial year end, Dr. Huang held 510,000 options, each exercisable for one Common Share. 160,000 options vest daily and 300,000 options vest monthly, over 36 months from the grant date of December 1, 2014 and September 28, 2016 respectively, and 12,500 vested immediately on December 22, 2017.
(5)	As of the last day of the most recently completed financial year end, Mr. Heppell held 475,000 options, each exercisable for one Common Share and 250,000 RSUs each to be settled on vest date for one Common Share. 250,000 options, 125,000 options and 25,000 options vested immediately on April 25, 2015, September 28, 2016 and December 22, 2017 respectively.
(6)	As of the last day of the most recently completed financial year end, Mr. Dhillon held 375,000 options, each exercisable for one Common Share and 200,000 RSUs each to be settled on vest date for one Common Share. 250,000 options and 125,000 options vested immediately on April 25, 2015 and September 28, 2016 respectively.
(7)	As of the last day of the most recently completed financial year end, Mr. Rai held 325,000 options, each exercisable for one Common Share. 200,000 options, 50,000 options and 18,750 options vested immediately on August 24, 2016, September 28, 2016 and December 22, 2017 respectively.
(8)	As of the last day of the most recently completed financial year end, Ms. Pratt held 245,000 options, each exercisable for one Common Share. 70,000 options vest daily and 175,000 options vest monthly, over 36 months from the grant date of January 26, 2015 and September 28, 2016 respectively.
(9)	All options issued and outstanding as of December 31, 2016 are governed by the Previous Plan (as defined below). All options and RSUs issued and outstanding subsequent to May 8, 2017 are governed by the Amended Plan (as defined below).
(10)	The stock options and RSUs held by each of the Named Executive Officers and directors listed above, if exercised (options) and settled (RSUs), would represent between 0.2% and 2.1% of the issued and outstanding Common Shares.

Exercise of Compensation Securities

Exercises of compensation securities by a director or named executive officer during the most recently completed financial year were as follows:

Name and principal position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class	Exercise Price per security ($)	Date of Exercise	Closing price per security on date of exercise ($)	Difference between exercise price and closing on date of exercise ($)	Total value on exercise date ($)
Dr. Bin Huang Former President, CEO and COO Current COO of EHTC	Stock options	100,000 options, exercised for 100,000 underlying Common Shares	$0.55	Oct 17, 2017	$1.39	$0.84	$84,000

	Stock options	81,500 options, exercised for 81,500 underlying Common Shares	$0.55	Nov 1, 2017	$1.53	$0.98	$79,870

	Stock options	40,000 options, exercised for 40,000 underlying Common Shares	$0.55	Nov 16, 2017	$2.26	$1.71	$68,400

Name and principal position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class	Exercise Price per security ($)	Date of Exercise	Closing price per security on date of exercise ($)	Difference between exercise price and closing on date of exercise ($)	Total value on exercise date ($)
Sandra Pratt Former CFO and Corporate Secretary	Stock options	50,000 options, exercised for 50,000 underlying Common Shares	$0.41	Sep 19, 2017	$1.27	$0.86	$43,000

	Stock options	60,000 options, exercised for 60,000 underlying Common Shares	$0.41	Nov 20, 2017	$2.43	$2.02	$121,200

	Stock options	50,000 options, exercised for 50,000 underlying Common Shares	$0.41	Nov 23, 2017	$2.70	$2.29	$114,500

	Stock options	40,000 options, exercised for 40,000 underlying Common Shares	$0.41	Dec 4, 2017	$3.28	$2.87	$114,800

	Stock options	30,000 options, exercised for 30,000 underlying Common Shares	$0.41	Dec 13, 2017	$4.80	$4.39	$131,700

Omnibus Incentive Plan

The shareholders of the Company approved the Company’s omnibus incentive plan (the “Plan”) to replace the Company’s previous stock option plan (the “Previous Plan”) at the annual general and special meeting of shareholders held June 15, 2017. The policies of the TSX Venture Exchange (“TSXV”) require that the Plan be approved by shareholders of the Company annually.

Pursuant to the Plan, the Board is permitted to make amendments necessary to comply with applicable law or the requirements of the TSXV, provided that such amendments do not adversely alter or impair the rights of any Participant (as such term is defined in the Plan) without the consent of such Participant, that such amendments are in compliance with applicable law and that such amendments are subsequently approved by the shareholders of the Company. The TSXV requested the Company make certain amendments to the Plan (the “Amendments”), as described below under the heading “Amended Plan”. In accordance with the request of the TSXV, the Board incorporated the Amendments and subsequently approved the amended and restated omnibus incentive plan (the “Amended Plan”) on September 18, 2017. The shareholders of the Company are being asked at the Meeting to approve the Amended Plan, as required by the policies of the TSXV.

Amended Plan

Pursuant to the request of the TSXV, the Board amended the Plan by incorporating the following Amendments:

(a)	clarification that award agreements evidencing options issued to Consultants (as defined in the Plan) performing investor relations activities must specify that such options will vest in stages over at least 12 months with no more than 1/4 of the options vesting in any three month period;

(b)	removal of the option of a cashless exercise right with regard to the exercise of options granted under the Plan; and

(c)	clarification that the Plan is subject to annual approval by the TSXV and the shareholders of the Company.

The following is a description of the key terms of the Amended Plan, which is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached as Schedule “C” to this Circular.

Purpose

The purpose of the Amended Plan is to assist the Company in attracting and retaining individuals to serve as employees, directors, consultants or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit shareholders of the Company.

Types of Awards

The Amended Plan provides for the grant of stock options (“Options”), stock appreciation rights (“Appreciation Rights”), restricted share units (“Restricted Share Units”), performance awards (“Performance Awards”) and other share-based awards (“Other Share-Based Awards”) (each an “Award” and, collectively, the “Awards”). All Awards are granted by an agreement, certificate or other instrument or document evidencing the Award granted under the Amended Plan (an “Award Agreement”).

Shares Available for Awards

Subject to adjustments as provided for under the Amended Plan, the maximum number of Common Shares issuable upon the exercise or redemption and settlement of all Awards under the Amended Plan will not exceed 10% of the Company’s issued and outstanding Common Shares, less the number of Common Shares subject to grants of options under the Previous Plan. As of the record date of this Meeting, there were 4,613,839 and 6,363,752 Common Shares reserved for issuance pursuant to options granted under the Previous Plan and under the New Plan respectively, which together represent approximately 9.0% of the outstanding Common Shares. A total of 1,170,970 Common Shares are available for issue under the Amended Plan, representing approximately 1.0% of the outstanding Common Shares.

Limitation on Grants

The Amended Plan provides the follow limitations on grants:

1.	The maximum number of Common Shares issuable upon the exercise or redemption and settlement of all Awards granted under the Amended Plan shall not exceed ten percent of the outstanding Common Shares at the time of granting of the Award.

2.	The Company cannot grant more than 1,000,000 Restricted Share Units.

3.	The Company cannot grant Performance Awards exercisable into more than 500,000 Performance Shares (as defined in the Amended Plan).

4.	The Company cannot grant Other Share-Based Awards exercisable into more than 500,000 Common Shares.

5.	The Company cannot grant Appreciation Rights which may be settled into more than 500,000 Common Shares.

6.	The Company cannot grant Options:

(a)	to any one person in any 12 month period which could, when exercised, result in the issuance of Common Shares to such person exceeding 5% of the issued and outstanding Common Shares of the Company unless the Company has obtained the requisite approval to the grant;

(b)	to any one consultant in any 12 month period which could, when exercised, result in the issuance of Common Shares to such person exceeding 2% of the issued and outstanding Common Shares of the Company;

(c)	in any 12 month period, to persons employed or engaged by the Company to perform investor relations activities which could, when exercised, result in the issuance of Common Shares to such persons exceeding, in aggregate, 2% of the issued and outstanding Common Shares of the Company;

(d)	grant Restricted Share Units, Performance Awards and/or Other Share-Based Awards to any one person at any one time which could, when exercised, result in the issuance of Common Shares to such person exceeding 1% of the issued and outstanding Common Shares of the Company; and

(e)	grant Restricted Share Units, Performance Awards and/or Other Share-Based Awards to any one person in any 12 month period which could, when exercised, result in the issuance of Common Shares to such person exceeding 2% of the issued and outstanding Common Shares of the Company.

Employment, Consulting and Management Agreements

Other than as disclosed herein, the Company has not entered into any other contract, agreement, plan or arrangement that provides for payments to a NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in an NEOs responsibilities.

Chris Wagner - Chief Executive Officer

Pursuant to an employment agreement dated and effective October 1, 2017 (the “Wagner Agreement”), Mr. Chris Wagner was retained as the Company’s Chief Executive Officer at an annual base salary of $290,000, a discretionary performance bonus, four weeks’ annual vacation and provision of group benefits. The Wagner Agreement provides that if Mr. Wagner is terminated for cause, he will not be entitled to any severance of any kind. The Wagner Agreement further provides that if the Company terminates Mr. Wagner without cause, the Company will pay Mr. Wagner six months of severance, or approximately $145,000, for each 12 months that Mr. Wagner is employed by the Company, to a maximum of 12 months ($290,000). Any payments owed to Mr. Wagner because of the termination of the Wagner Agreement must be paid within 30 days of Mr. Wagner’s termination.

Rob Hill - Chief Financial Officer

Pursuant to an employment agreement dated and effective November 15, 2017 (the “Hill Agreement”), Mr. Rob Hill was retained as the Company’s Chief Financial Officer at an annual base salary of $200,000, a discretionary performance bonus, four weeks’ annual vacation and provision of group benefits. The Hill Agreement provides that if Mr. Hill is terminated for cause, he will not be entitled to any severance of any kind. The Hill Agreement further provides that if the Company terminates Mr. Hill without cause, the Company will pay Mr. Hill six months of severance, or approximately $100,000, for each 12 months that Mr. Hill is employed by the Company, to a maximum of 12 months ($200,000). Any payments owed to Mr. Hill because of the termination of the Hill Agreement must be paid within 30 days of Mr. Hill’s termination.

Dr. Bin Huang - Chief Operating Officer of EHTC

Pursuant to an employment agreement dated November 23, 2014 and effective December 1, 2014 (the “Huang Agreement”), Dr. Bin Huang was retained as the Company’s President and Chief Operating Officer at an annual base salary of $150,000, increased to $200,000 per annum effective January 1, 2017, further increased to $220,000 per annum effective June 1, 2017, a discretionary performance bonus, four weeks’ annual vacation and provision of group benefits. Effective January 19, 2015, Dr. Huang was appointed as President and Chief Executive Officer. Dr. Bin Huang resigned as President, CEO and COO of the Company on September 27, 2017 but remains COO of EHTC. The Huang Agreement provides that if Dr. Huang is terminated for cause, she will not be entitled to any severance of any kind. The Huang Agreement further provides that if the Company terminates Dr. Huang without cause, the Company will pay Dr. Huang six months of severance or approximately $110,000. Any payments owed to Dr. Huang because of the termination of the Huang Agreement must be paid within 30 days of Dr. Huang’s termination.

Oversight and Description of Director and Named Executive Officer Compensation

The Compensation Committee, on behalf of the Board, monitors compensation for the directors and executive officers of the Company. Effective as of June 15, 2017, the Compensation Committee is comprised of three members: Jim Heppell, Bob Rai, and Punit Dhillon. Mr. Jim Heppell is the Chairman of the Compensation Committee. Each of Mr. Punit Dhillon and Mr. Bob Rai are independent within the meaning of National Instrument 52-110 Audit Committees (“NI 52-110”). Mr. Jim Heppell is currently not considered to be independent within the meaning of NI 52-110.

Director Compensation

Other than compensation paid to the NEOs, and except as noted below, no compensation was paid to directors in their capacity as directors of the Company or its subsidiaries, in their capacity as members of a committee of the Board or of a committee of the board of directors of its subsidiaries, or as consultants or experts, during the Company’s most recently completed financial year.

Pursuant to resolutions of the Board made effective January 1, 2017, each of the directors of the Company is paid a fee of $30,000 per annum for serving as a director of the Company except for Dr. Avtar Dhillon, who is paid a fee of $45,000 per annum for serving as the Executive Chairman of the Board. Mr. Jim Heppell is paid an additional fee of $3,000 per annum for serving as Chairman of the Compensation Committee. Mr. Punit Dhillon is paid an additional fee of $7,000 per annum for serving as Chairman of the Audit Committee.

In addition to fees paid, directors are compensated by the Company for their services in their capacity as directors by the granting from time to time of incentive stock options in accordance with the policies of the TSXV as discussed further below and the reimbursement of any out-of-pocket expenses incurred in the course of their duties as directors. Compensation payable to directors, including the grant of incentive stock options, is reviewed annually.

NEO Compensation

The Board recognizes that compensation of the Company’s Named Executive Officers must be sufficient to attract, motivate and retain executives who will work to achieve the Company’s vision and objectives. The Company has established a Compensation Committee which has been given the authority to assess the performance of the Company’s officers and employees and determine their compensation, commensurate with current market standards and the level of the individual’s experience and responsibilities.

The Compensation Committee endeavours to ensure that the Company’s compensation strategy effectively compensates, motivates and rewards senior management of the Company on the basis of individual and corporate performance, thereby enabling the Company to compete for and retain executives critical to the long-term success of the Company.

To date, the elements of the Company’s Named Executive Officer compensation have been based on salary, performance bonus, and reimbursement of out-of-pocket expenses, group insurance benefits, and stock options, which is discussed further below. The Company is a development stage company and does not expect to be generating significant revenues from operations for a significant period of time. As a result, the Company is unable to use certain performance standards such as corporate profitability to evaluate its NEOs.

The Compensation Committee reviews salaries of the Company’s Named Executive Officers annually. While the Compensation Committee considers current competitive market conditions while determining base salaries, there is no evaluation against any “peer group” standard. The Compensation Committee relies on the experience of its members in setting base salaries. No compensation consultant was retained by the Company in the year ended December 31, 2017.

Stock Option Grants

Stock options are granted to provide an incentive to the directors and NEOs of the Company to achieve the longer-term objectives of the Company; to give suitable recognition to the ability and industry of the NEOs and directors; and to attract and retain directors and NEOs with experience and ability by providing them with the opportunity to acquire an increased proprietary interest in the Company. The Company awards stock options to its NEOs and directors based upon the recommendation of the Compensation Committee and senior management (for all awards other than the awards granted to the CEO, which are recommended by the Compensation Committee only) as approved by the Board. Previous grants of incentive stock options are considered when considering new grants.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans, as at the end of the most recently completed financial year:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the securityholders	10,686,114	(1)	$1.76	Nil	(2)
Equity compensation plans not approved by the securityholders	Nil		N/A	Nil
Total	10,686,114		-	Nil

Notes:

(1)	Stock options and restricted share units outstanding as at December 31, 2017, which have been granted pursuant to the Company’s prior stock option plan and pursuant to the Plan.
(2)	The Company has an omnibus incentive plan. The aggregate number of Common Shares reserved for issuance is a maximum of 10% of the issued and outstanding capital of the Company at the date of any incentive security grant. As at December 31, 2017, Nil incentive securities remained available for issuance.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company, the proposed nominees of Management for election to the Board, or their respective associates or affiliates, are or have been indebted to the Company since the beginning of the last completed financial year of the Company.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company or any proposed nominee of Management of the Company for election to the Board, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, since the beginning of the Company’s last financial year in matters to be acted upon at the Meeting, other than the election of directors, the appointment of auditors and the approval of the Amended Plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth herein, none of the persons who were directors or executive officers of the Company or a subsidiary at any time during the Company’s last completed financial year, the proposed nominees of Management for election to the Board, any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding Common Shares, nor the associates or affiliates of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company.

During the year ended December 31, 2017, the Company entered into employment agreements with Chris Wagner, a director and Chief Executive Officer of the Company, and Rob Hill, the Chief Financial Officer of the Company. Details of these employment agreements are provided under the heading “Employment, Consulting and Management Agreements”.

In May 2017, the Company entered into a thirty-year lease with a company that is controlled by Dr. Avtar Dhillon, a director and Executive Chairman of the Company, with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The lease amount of $320,000 per annum was determined by an independent valuation.

On November 27, 2017 for investment purposes, the Company purchased 1,666,667 units of VANC Pharmaceuticals Inc. (“VANC”), a company listed on the TSXV. Mr. Bob Rai, a director of the Company, is also the CEO of VANC. Each unit provided the Company with one common share of VANC and one common share purchase warrant of VANC. As at December 31, and at May 2, 2018, the Company holds 1,666,667 common shares of VANC and 1,666,667 common share purchase warrants of VANC. On April 17, 2018, the Company acquired control (via its 51% owned affiliate, 1160305 BC Ltd.) of an additional 3,030,303 common share purchase warrants. Upon exercise of the common share purchase warrants of VANC, the Company will control 6,363,637 common shares of VANC, representing 17.7% of the issued and outstanding common shares of VANC, assuming no share issuances to other parties.

On January 1, 2018, the Company entered into a third amended and restated Independent Contractor Agreement (the “Third Amended and Restated ICA”) with Emerald Health Sciences Inc. (“Sciences”), a control person of the Company, and of which Avtar Dhillon, Jim Heppell and Punit Dhillon (each of whom is a director of the Company) are each a director, as more particularly described below. Pursuant to the terms of the Third Amended and Restated ICA, Sciences will provide to the Company certain services relating to, among other things, corporate administration and strategy, facility management and construction, business development, human resources and scientific advisory and technical advice for a fixed monthly fee of $350,000.

As of December 31, 2017, Sciences held an aggregate of 45,636,555 Common Shares, representing approximately 42.74% of the issued and outstanding Common Shares (on an undiluted basis) as at December 31, 2017 and 8,489,451 Common Share purchase warrants. As of the date of this Circular, Sciences holds approximately 34.43% of the issued and outstanding Common Shares (on an undiluted basis) and 4,411,764 Common Share purchase warrants.

Sciences has an address of Office 8262, The Landing, 200 - 375 Water Street, Vancouver, BC V6B 0M9.

MANAGEMENT CONTRACTS

Other than as disclosed elsewhere in this Circular, no Management functions of the Company are to any substantial degree performed by a person or company other than the directors or NEOs of the Company.

AUDIT COMMITTEE

The Company is required to have an audit committee (the “Audit Committee”) comprised of not less than three directors, a majority of whom are not officers, control persons or employees of the Company or an affiliate of the Company.

Audit Committee Charter

The text of the Audit Committee’s charter is attached as Schedule “A” to this Circular.

Composition of Audit Committee and Independence

Effective as of June 15, 2017, the Audit Committee consists of Punit Dhillon, Bob Rai and Dr. Avtar Dhillon. Mr. Punit Dhillon and Mr. Bob Rai are considered to be independent within the meaning of NI 52-110 and Dr. Avtar Dhillon is not considered to be independent within the meaning of NI 52-110, as he is the Executive Chairman of the Board. Mr. Punit Dhillon is the Chairman of the Audit Committee. In keeping the requirements of the Company’s Audit Committee Charter (attached as Schedule “A” hereto) and TSXV Policy 3.1, the Audit Committee is to consist of a majority of directors who are not officers, control persons or employees of the Company or an affiliate of the Company.

NI 52-110 provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Company’s Board, reasonably interfere with the exercise of the member’s independent judgment.

NI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. All of the members of the Audit Committee are “financially literate” as that term is defined. The following sets out the Audit Committee members’ education and experience that is relevant to the performance of his responsibilities as an audit committee member.

Relevant Education and Experience

The relevant education and/or experience of each member of the Audit Committee is as follows:

Punit Dhillon, Director

Punit Dhillon is the co-founder and former CEO of OncoSec Medical, Inc. a biopharmaceutical company developing its advanced-stage immunotherapy to treat solid tumors. Mr. Dhillon was formerly Vice President of Finance and Operations at Inovio Pharmaceuticals, Inc. During his management, Mr. Dhillon has raised over $160 million through multiple financings and several licensing transactions, including early stage deals with Merck and Wyeth. More recently, Punit led the development of a pipeline of novel immunotherapy candidates for a wide range of solid tumor applications at OncoSec with an industry leading technology. Punit’s management experience spans corporate finance, mergers and acquisitions, integration, successful in-licensing of key intellectual property, strategy implementation, corporate transactions and collaborations with leading Universities and working with several key opinion leaders across the globe.

Avtar Dhillon, M.D., Director

Dr. Avtar Dhillon is a successful entrepreneur who has been instrumental in founding, and developing numerous companies, including the following public companies: Inovio Pharmaceuticals, developing next generation DNA based vaccines; Arch Therapeutics, Inc., developing revolutionary bleeding hemostasis products; OncoSec Biomedical, developing leading cancer therapies; and Vitality Biopharma (formally Stevia First), developing cannabinoid prodrug pharmaceuticals. Avtar has more than 20 years of experience in building public companies through mergers and acquisitions, leading innovation in scientific, engineering and farming enterprises, securing government grants and non-governmental organization funding, and building intellectual property portfolios through partnering and negotiating deals with small businesses as well as large multibillion dollar companies. The former President and Chief Executive Officer of Inovio Pharmaceuticals, Inc. (NASDAQ: INO), he currently serves as the Company’s Executive Chairman.

Bob Rai, Director

Mr. Rai is a graduate of the University of British Columbia with a Degree in Biochemistry and Pharmaceutical Science. He is an entrepreneur with over 20 years of experience in operating “The Medicine Shoppe” Pharmacies in Greater Vancouver, Canada. In 1998, he and his partners pioneered the online pharmacy business to the USA. The sales and distribution of prescription medicines online surpassed expectations and, as other operators followed suit, became a $2 billion industry across Canada. Mr. Rai introduced HIV Point of Care testing into community pharmacy and introduced lab testing to pharmacies including a chronic kidney disease screening using the HealthTab technology. Both were firsts in Canada. Mr. Rai is a member of the Alumni UBC Advisory Council representing the Faculty of Pharmaceutical Science. Mr. Rai is also Chairman and CEO of Canadian Pacific Global Pharmaceuticals and Chairman of its subsidiary PharmaCanada Inc.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)	the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110;

(b)	the exemption in subsection 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer) of NI 52 110;

(c)	the exemption in subsection 6.1.1(5) (Events Outside Control of Member) of NI 52-110;

(d)	the exemption in subsection 6.1.1(6) (Death, Incapacity or Resignation) of NI 52-110; or

(e)	an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

Audit Fees

The following table sets forth, by category, the fees for all services rendered by the Company’s external auditors, Deloitte LLP, for the financial years ended December 31, 2017 and 2016, are as set out below (including estimates).

	2017	2016
	($)	($)

Audit fees(1)	215,500	108,234

Audit related fees(2)	Nil	Nil

Tax fees(3)	49,000	12,832

All other fees(4)	Nil	Nil

Total	264,500	$121,066

Notes:

(1)	“Audit fees” include aggregate fees billed by the Company’s external auditor in each of the last two fiscal years for audit fees. The current auditor of the Company is Deloitte LLP. See “Appointment of Auditor”, above, for further details.

(2)	“Audit related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit fees” above. The services provided include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)	“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning. The services provided include tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by the Company’s external auditor, other than “Audit fees”, “Audit related fees” and “Tax fees” above.

Exemption in Section 6.1

The Company is a “venture issuer” as defined in NI 52-110 and is relying on the exemption in section 6.1 of NI 52-110 relating to Parts 3 (Composition of Audit Committee) and 5 (Reporting Obligations).

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101, Disclosure of Corporate Governance Practices, requires all reporting issuers to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201. These Guidelines are not prescriptive, but have been used by the Company in adopting its corporate governance practices. The Board and senior management of the Company consider good corporate governance to be an integral part of the effective and efficient operation of Canadian corporations. The Company’s approach to corporate governance is set out below.

Board of Directors

Management is nominating five individuals for election to the Company’s Board at the Meeting, all of whom are current directors of the Company.

The definition of “independent” directors under NI 52-110 provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company. The “material relationship” is defined as a relationship, which could, in the view of the Company’s Board, reasonably interfere with the exercise of a director’s independent judgement. Of current members of the Board, Punit Dhillon and Bob Rai are considered to be independent within the meaning of NI 52-110. Dr. Avtar Dhillon, who is the Executive Chairman of the Company and the Chairman of Sciences, which holds a controlling interest in the Company, is not considered to be independent within the meaning of NI 52-110. Mr. Wagner, who is the Chief Executive Officer of the Company is not considered to be independent within the meaning of NI 52-110. Mr. Jim Heppell is also not considered to be independent within the meaning of NI 52-110.

The Board has a stewardship responsibility to supervise the management of and oversee the conduct of the business of the Company, provide leadership and direction to Management, evaluate Management, set policies appropriate for the business of the Company and approve corporate strategies and goals. The day-to-day management of the business and affairs of the Company is delegated by the Board to the CEO and President. The Board will give direction and guidance through the President to Management and will keep Management informed of its evaluation of the senior officers in achieving and complying with goals and policies established by the Board.

The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise management of the business and affairs of the Company and to act with a view to the best interests of the Company. In doing so, the Board oversees the management of the Company’s affairs directly and through its committees.

The Board recommends nominees to the shareholders for election as directors, and immediately following each annual general meeting appoints an Audit Committee, Compensation Committee and Governance and Nomination Committee and the chairperson of each committee. The Board establishes and periodically reviews and updates the mandates, charters, duties and responsibilities of each committee of the Board, elects a chairperson of the Board and establishes his or her duties and responsibilities, appoints the CEO, CFO and President of the Company and establishes the duties and responsibilities of those positions and on the recommendation of both the CEO and the President, appoints the senior officers of the Company and approves the senior management structure of the Company.

The Board exercises its independent supervision over management by its policies that (a) periodic meetings of the Board be held to obtain an update on significant corporate activities and plans; and (b) all material transactions of the Company are subject to prior approval of the Board. The Board shall meet not less than three times during each year and will endeavour to hold at least one meeting in each fiscal quarter. The Board will also meet at any other time at the call of the CEO, or subject to the Articles of the Company, of any director.

Directorships

The following directors of the Company are also directors of other listed issuers as stated below:

•	Dr. Avtar Dhillon is a director of Inovio Pharmaceuticals, Inc. (NASDAQ: INO), OncoSec Medical, Inc. (NASDAQ: ONCS), Arch Therapeutics, Inc. (OTCQB, ARTH), and Vitality Biopharma, Inc. (OTCQB: VBIO);

•	Jim Heppell is a director of Sophiris Bio Inc. (NASDAQ: SPHS) and Nemus Biosciences, Inc. (OTCQB: NMUS ;

•	Punit Dhillon is a director of OncoSec Medical, Inc. (NASDAQ: ONCS) and Nemus Biosciences, Inc. (OTCQB: NMUS); and

•	Bob Rai is a director of VANC Pharmaceutical Inc. (TSXV: V.VANC)

Orientation and Continuing Education

The Company does not have a formal orientation and education program for new directors. New directors will be given the opportunity to familiarize themselves with the Company’s operations and the current directors and members of Management. Directors are also encouraged and given the opportunity for continuing education.

Ethical Business Conduct

The Board encourages and promotes a culture of ethical business conduct through communication and supervision as part of its overall stewardship responsibility. As of May 12, 2016, the Board has adopted a Code of Business Conduct and Ethics (the “Code”) to be followed by the Company’s directors, officers and employees and those of its subsidiaries. The Code is also to be followed, where appropriate, by the Company’s agents and representatives, including consultants where specifically required. The purpose of the Code is to, among other things, promote honest and ethical conduct, avoid conflict of interest, protect confidential information and comply with the applicable government laws and securities rules and regulations.

In accordance with applicable corporate law, any director who is in a position of conflict must refrain from voting on any resolution of the Board with respect to the conflict. The Board may also require the director to excuse himself or herself from deliberations of the Board or may alternatively refer the matter for consideration by a committee of independent directors of the Board.

In addition to the above, the Board has also adopted a policy on trading in securities of the Company to promote a culture of ethical conduct.

Nomination of Directors

Effective as of June 15, 2017, the Governance and Nomination Committee consists of two directors: Bob Rai and Punit Dhillon. Mr. Bob Rai is the Chairman of the Governance and Nomination Committee. Mr. Bob Rai and Mr. Punit Dhillon are both independent directors of the Company.

The Governance and Nomination Committee is responsible for developing and monitoring the Corporation’s approach to corporate governance issues. The Committee oversees the effective functioning of the Board, oversees the relationship between the Board and management, ensures that the Board can function independently of management at such times as is desirable or necessary, identifies individuals qualified to become new Board members and recommends to the Board the director nominees at each annual meeting of shareholders.

In identifying possible nominees to the Board, the Governance and Nomination Committee considers the competencies and skills necessary for the Board as a whole, the skills of existing directors and the competencies and skills each new nominee will bring to the Board, as well as whether or not each nominee will devote sufficient time and resources to the Board. The Governance and Nomination Committee also annually reviews and makes recommendations to the Board with respect to: (i) the size and composition of the Board; (ii) the appropriateness of the committees of the Board; and (iii) the effectiveness and contribution of the Board, its committees and individual directors, having reference to their respective mandates, charters and position descriptions. The Governance and Nomination Committee meets at least annually.

Compensation Committee

Effective as of June 15, 2017, the Compensation Committee consists of three directors: Jim Heppell, Chairman of the Compensation Committee, Bob Rai and Punit Dhillon. Mr. Rai and Mr. Dhillon are considered to be independent within the meaning of NI 52-110. Mr. Heppell is not considered to be independent within the meaning of NI 52-110.

The primary purpose of the Compensation Committee is to enable the Company to recruit, retain and motivate employees and ensure conformity between compensation and other corporate objectives and review and recommend for Board consideration, all compensation packages, both present and future, for the Company’s management and directors (including annual retainer, meeting fees, bonuses and option grants) including any severance packages. A majority of the members shall not be officers or employees of the Company.

Members of the Compensation Committee are appointed or reappointed at the meeting of the Board following each annual general meeting and from among the appointees to the Compensation Committee, the Board shall appoint a chairperson (the “Compensation Committee Chairperson”). The duties of the Compensation Committee Chairperson include overseeing the proper functioning of the Compensation Committee to ensure the proper discharge of its duties, to schedule meetings and to ensure timely reporting to the Board.

The Compensation Committee will meet as often as may be necessary or appropriate in its judgment.

In exercising its mandate, the Compensation Committee sets the standards for the compensation of directors, employees and officers based on industry data and with the goal to attract, retain and motivate key persons to ensure the long-term success of the Company. Compensation generally includes the three following components: base salary, annual bonus based on performance and grant of stock options. The Compensation Committee takes into account the North American context of its activities and increased competition in the market for its key personnel while also taking into account the performance and objectives set forth for the Company.

The Compensation Committee is accountable to the Board and reports to the Board at its next regular meeting all deliberations and actions it has taken since any previous report. Minutes of Compensation Committee meetings will be available for review by any member of the Board on request to the Compensation Committee Chairperson.

Other Board Committees

The Board has no committees, other than the Audit Committee, Governance and Nomination Committee and Compensation Committee.

Assessments

Due to the minimal size of the Company’s board of directors, no formal policy has been established to monitor effectiveness of the directors, the Board and its committees.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of Omnibus Incentive Plan

On June 15, 2017, the shareholders of the Company approved the Plan. Following approval of the Plan by the shareholders of the Company, the TSXV requested that the Company make Amendments to the Plan, as described under the heading “Director and Named Executive Officer Compensation – Omnibus Incentive Plan, Amended Plan”. On September 18, 2017, the Board approved the Amendments and the Amended Plan (a copy of which is attached as Schedule E to this Circular), subject to shareholder approval. The rules and policies of the TSXV require annual shareholder approval of security-based compensation arrangements in respect of arrangements that involve the issuance from treasury or potential issuance from treasury of securities of the issuer. In addition to this annual approval, shareholders of the Company will be asked to approve the Amendments which now form part of the Amended Plan.

As the Amended Plan provides for the potential issuance from treasury of securities of the Company, shareholders are being asked to vote for or against the following resolution at the Meeting:

“WHEREAS the Board of Directors (the “Board”) of Emerald Health Therapeutics Inc. (the “Company”) approved on September 18, 2017 the adoption of the Amended and Restated Omnibus Incentive Plan (the “Amended Plan”) for the benefit of the employees, officers, directors and consultants of the Company or any affiliate of the Company;

AND WHEREAS the maximum number of common shares of the Company (“Shares”) issuable upon the exercise or redemption and settlement of all awards granted under the Amended Plan shall not exceed 10% of the issued and outstanding Shares at the time of granting of such award less the number of Shares reserved for issuance under all other security based compensation arrangements of the Company;

NOW THEREFORE BE IT RESOLVED as an ordinary resolution of the shareholders of the Company, that:

1.	the Amended Plan, as disclosed in the management information circular of the Company dated May 2, 2018, be and is hereby approved, ratified and confirmed;

2.	any one director or officer of the Company be and is hereby authorized and directed to do such things and to execute and deliver all such instruments, deeds and documents, and any amendments thereto, as may be necessary or advisable in order to give effect to the foregoing resolution.”

Shareholders may vote FOR or AGAINST the above resolution. The Board has determined that the Amended Plan is in the best interests of the Company and its shareholders and recommends that Shareholders vote FOR the foregoing resolution approving the Amended Plan.

The resolution regarding the approval of the Amended Plan must be passed by the majority of the votes cast by shareholders present or represented by proxy who are entitled to vote at the Meeting.

General Matters

Management does not know of any other matters will come before the Meeting other than those set forth above and in the Notice of Meeting, but if any other matters do arise, the person named in the Proxy intends to vote on any poll, in accordance with his or her best judgement, exercising discretionary authority with respect to amendments or variations of matters set forth in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment of the Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information about the Company is provided in the Company’s comparative annual financial statements to December 31, 2017 a copy of which, together with the Management Discussion and Analysis thereon, can be found on the Company’s SEDAR profile at www.sedar.com. Additional financial information concerning the Company may be obtained by any securityholder of the Company free of charge by contacting the Company at 4420 West Saanich Road, PO Box 24076, Victoria, British Columbia, V8Z 6N6, by telephone at 1-800-757-3536 or e-mail at invest@emerald.care.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia, the 2nd day of May, 2018.

ON BEHALF OF THE BOARD

“Dr. Avtar Dhillon”
Dr. Avtar Dhillon
Executive Chairman

SCHEDULE “A”

EMERALD HEALTH THERAPEUTICS, INC.

CHARTER OF THE AUDIT COMMITTEE

1.                             PURPOSE AND PRIMARY RESPONSIBILITY

1.1                           This charter sets out the Audit Committee’s purpose, composition, member qualification, member appointment and removal, responsibilities, operations, manner of reporting to the Board of Directors (the “Board”) of Emerald Health Therapeutics, Inc. (the “Company”), annual evaluation and compliance with this charter.

1.2                           The primary responsibility of the Audit Committee is that of oversight of the financial reporting process on behalf of the Board. This includes oversight responsibility for financial reporting and continuous disclosure, oversight of external audit activities, oversight of financial risk and financial management control, and oversight responsibility for compliance with tax and securities laws and regulations as well as whistle blowing procedures. The Audit Committee is also responsible for the other matters as set out in this charter and/or such other matters as may be directed by the Board from time to time. The Audit Committee should exercise continuous oversight of developments in these areas.

0.                             MEMBERSHIP

2.1                           The majority of the members of the Audit Committee must be an independent director of the Company as defined in sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees (“NI 52-110”). Should the Company become listed on a stock exchange, each member of the Audit Committee will also satisfy the independence requirements of such exchange.

2.2                           The Audit Committee will consist of at least three members, all of whom shall be financially literate, provided that an Audit Committee member who is not financially literate may be appointed to the Audit Committee if such member becomes financially literate within a reasonable period of time following his or her appointment. Upon listing on a senior stock exchange, if required under the rules or policies of such exchange, the Audit Committee will consist of at least three members, all of whom shall meet the experience and financial literacy requirements of such exchange and of NI 52-110.

2.3                           The members of the Audit Committee will be appointed annually (and from time to time thereafter to fill vacancies on the Audit Committee) by the Board. An Audit Committee member may be removed or replaced at any time at the discretion of the Board and will cease to be a member of the Audit Committee on ceasing to be an independent director.

2.4                           The Chair of the Audit Committee will be appointed by the Board.

1.                             AUTHORITY

3.1                           In addition to all authority required to carry out the duties and responsibilities included in this charter, the Audit Committee has specific authority to:

(a)            engage, set and pay the compensation for independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities, and any such consultants or professional advisors so retained by the Audit Committee will report directly to the Audit Committee;

(b)            communicate directly with management and any internal auditor, and with the external auditor without management involvement; and

(c)            incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties, which expenses will be paid for by the Company.

4.                             DUTIES AND RESPONSIBILITIES

4.1                           The duties and responsibilities of the Audit Committee include:

(a)            recommending to the Board the external auditor to be nominated by the Board;

(b)            recommending to the Board the compensation of the external auditor to be paid by the Company in connection with (i) preparing and issuing the audit report on the Company’s financial statements, and (ii) performing other audit, review or attestation services;

(c)            reviewing the external auditor’s annual audit plan, fee schedule and any related services proposals (including meeting with the external auditor to discuss any deviations from or changes to the original audit plan, as well as to ensure that no management restrictions have been placed on the scope and extent of the audit examinations by the external auditor or the reporting of their findings to the Audit Committee);

(d)            overseeing the work of the external auditor;

(e)            ensuring that the external auditor is independent by receiving a report annually from the external auditors with respect to their independence, such report to include disclosure of all engagements (and fees related thereto) for non-audit services provided to Company;

(f)            ensuring that the external auditor is in good standing with the Canadian Public Accountability Board by receiving, at least annually, a report by the external auditor on the audit firm’s internal quality control processes and procedures, such report to include any material issues raised by the most recent internal quality control review, or peer review, of the firm, or any governmental or professional authorities of the firm within the preceding five years, and any steps taken to deal with such issues;

(g)            ensuring that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit by receiving a report annually from the external auditors setting out the status of each professional with respect to the appropriate regulatory rotation requirements and plans to transition new partners and staff onto the audit engagement as various audit team members’ rotation periods expire;

(h)            reviewing and discussing with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”), including the appropriateness of the Company’s accounting policies, disclosures (including material transactions with related parties), reserves, key estimates and judgements (including changes or variations thereto) and obtaining reasonable assurance that the financial statements are presented fairly in accordance with IFRS and the MD&A is in compliance with appropriate regulatory requirements;

(i)            reviewing and discussing with management and the external auditor major issues regarding accounting principles and financial statement presentation including any significant changes in the selection or application of accounting principles to be observed in the preparation of the financial statements of the Company and its subsidiaries;

(j)            reviewing and discussing with management and the external auditor the external auditor’s written communications to the Audit Committee in accordance with generally accepted auditing standards and other applicable regulatory requirements arising from the annual audit and quarterly review engagements;

(k)           reviewing and discussing with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to such information being disclosed;

(l)           reviewing the external auditor’s report to the shareholders on the Company’s annual financial statements;

(m)          reporting on and recommending to the Board the approval of the annual financial statements and the external auditor’s report on those financial statements, the quarterly unaudited financial statements, and the related MD&A and press releases for such financial statements, prior to the dissemination of these documents to shareholders, regulators, analysts and the public;

(n)           satisfying itself on a regular basis through reports from management and related reports, if any, from the external auditors, that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements that such information is fairly presented;

(o)           overseeing the adequacy of the Company’s system of internal accounting controls and obtaining from management and the external auditor summaries and recommendations for improvement of such internal controls and processes, together with reviewing management’s remediation of identified weaknesses;

(p)           reviewing with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting;

(q)           reviewing and monitoring the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company and assessing, as part of its internal controls responsibility, the effectiveness of the over-all process for identifying principal business risks and report thereon to the Board;

(r)           satisfying itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations through the receipt of regular reports from management and the Company’s legal advisors on the functioning of the disclosure compliance system, (including any significant instances of non-compliance with such system) in order to satisfy itself that such system may be reasonably relied upon;

(s)           resolving disputes between management and the external auditor regarding financial reporting;

(t)            establishing procedures for:

(i)             the receipt, retention and treatment of complaints received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters and questionable practices relating thereto; and

(ii)           the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(u)           reviewing and approving the Company’s hiring policies with respect to partners or employees (or former partners or employees) of either a former or the present external auditor;

(v)           pre-approving all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor (the Chair of the Audit Committee has the authority to pre-approve in between regularly scheduled Audit Committee meetings any non-audit service of less than $10,000, however such approval will be presented to the Audit Committee at the next scheduled meeting for formal approval);

(w)           overseeing compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities;

(x)           conducting, on an annual basis, a review of the risks associated with the operation of the business of the Company addressing such matters as, without limitation, the following:

(i)       succession and human resource risks

(ii)       environmental risks,

(iii)       regulatory compliance risks,

(iv)       and any other major aspect of operations as would warrant a risk assessment.

(y)           establishing procedures for:

(i)       reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

(ii)       reviewing activities, organizational structure, and qualifications of the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and ensuring that matters related to succession planning within the Company are raised for consideration at the Board;

(iii)          obtaining reasonable assurance as to the integrity of the Chief Executive Officer (“CEO”) and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;

(iv)          reviewing fraud prevention policies and programs, and monitoring their implementation;

(v)           reviewing regular reports from management and others (e.g., external auditors, legal counsel) with respect to the Company’s compliance with laws and regulations having a material impact on the financial statements including:

(A)          Tax and financial reporting laws and regulations;

(B)          Legal withholding requirements;

(C)          Environmental protection laws and regulations; and

(D)          Other laws and regulations which expose directors to liability.

4.2                          A regular part of Audit Committee meetings involves the appropriate orientation of new members as well as the continuous education of all members. Items to be discussed include specific business issues as well as new accounting and securities legislation that may impact the organization. The Chair of the Audit Committee will regularly canvass the Audit Committee members for continuous education needs and in conjunction with the Board education program, arrange for such education to be provided to the Audit Committee on a timely basis.

4.3                          On an annual basis the Audit Committee shall review and assess the adequacy of this charter taking into account all applicable legislative and regulatory requirements as well as any best practice guidelines recommended by regulators or stock exchanges with whom the Company has a reporting relationship and, if appropriate, recommend changes to the Audit Committee charter to the Board for its approval.

5.                           MEETINGS

5.1                         The quorum for a meeting of the Audit Committee is a majority of the members of the Audit Committee.

5.2                         The Chair of the Audit Committee shall be responsible for leadership of the Audit Committee, including scheduling and presiding over meetings, preparing agendas, overseeing the preparation of briefing documents to circulate during the meetings as well as pre-meeting materials, and making regular reports to the Board. The Chair of the Audit Committee will also maintain regular liaison with the CEO, CFO, and the lead external audit partner.

5.3                         The Audit Committee will meet in camera separately with each of the CEO and the CFO of the Company at least annually to review the financial affairs of the Company.

5.4                         The Audit Committee will meet with the external auditor of the Company in camera at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

5.5                            The external auditor must be given reasonable notice of, and has the right to appear before and to be heard at, each meeting of the Audit Committee.

5.6                            Each of the Chair of the Audit Committee, members of the Audit Committee, Chair of the Board, external auditor, CEO, CFO or secretary shall be entitled to request that the Chair of the Audit Committee call a meeting which shall be held within 48 hours of receipt of such request to consider any matter that such individual believes should be brought to the attention of the Board or the shareholders.

5.7                            The Audit Committee will meet either in person or by phone on an as needed basis, and in any event not less than a minimum of three times per year.

6.                             REPORTS

6.1                            The Audit Committee will report to the Board regarding the Audit Committee’s examinations and recommendations, and in respect of each meeting held. The report to the Board will be provided in the form of:

(a)             slides to be included in the slide deck being provided by management for the Board meeting;

(b)             a copy of the Minutes of the Audit Committee meeting in question; and

(c)              any recommendations of the Audit Committee to the Board.

6.2                           The Audit Committee will report its activities to the Board to be incorporated as a part of the minutes of the Board meeting at which those activities are reported.

7.                             MINUTES

7.1                           The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

8.                             ANNUAL PERFORMANCE EVALUATION

8.1                           The Board will conduct an annual performance evaluation of the Audit Committee, taking into account the Charter, to determine the effectiveness of the Committee.

REPORT CARD OF THE AUDIT COMMITTEE

To:     The Board of Directors of Emerald Health Therapeutics, Inc.

Date: [month] [day], 201X

The following is our report on actions taken against the requirements of the Audit Committee Charter.

The Audit Committee met in person or by phone_________ times during [year].

Task (see body of Policy for full details on task)	Action Taken (Y/N)
Recommending the external auditor to be nominated by the Board.

Recommending the compensation to be paid to the external auditor.

Review the external auditor’s annual audit plan, fee schedule and any related services proposals.

Oversee the work of the external auditor

Ensure that the external auditor is independent.

Ensure that the external auditor is in good standing with the Canadian Public Accountability Board.

Ensure that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit.

Review and discuss with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”).

Review and discuss with management and the external auditor major issues regarding accounting principles and financial statement presentation.

Review and discuss with management and the external auditor the external auditor’s written communications to the Audit Committee.

Review and discuss with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to release.

Review the external auditor’s report to the shareholders on the Company’s annual financial statements.

Recommend the approval of the annual financial statements and the external auditor’s report on those financial statements, quarterly unaudited financial statements and elated MD&A and press releases prior dissemination.

Satisfy itself that adequate procedures are in place for the review of the Company’s disclosure of financial information.

Oversee the adequacy of the Company’s system of internal accounting controls.

Review with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting.

Review and monitor the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company.

Satisfy itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations.

Resolve disputes between management and the external auditor regarding financial reporting.

Establish procedures for complaints and anonymous submissions to be received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters.

Review the Company’s hiring policies with respect to current or former partners or employees of either the current or former auditor.

Pre-approve all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor.

Oversee compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities.

Conduct a review of the risks associated with the operation of the business of the Company.

Establish procedures for:

• reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

• reviewing the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and addressing succession planning;

• determining if the CEO and other senior management strive to create a culture of integrity throughout the Company;

• reviewing fraud prevention policies and programs, and monitoring their implementation;

• reviewing reports from management and others with respect to compliance with laws and regulations having a material impact on the financial statements.

Review and assess the adequacy of this Charter.

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